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                                                                    Exhibit 99.1

   PEREGRINE SYSTEMS-REGISTERED TRADEMARK- COMPLETES ACQUISITION OF HARBINGER
                                   CORPORATION

      THE NEW PEREGRINE OFFERS INTEGRATED SOLUTIONS FROM SUPPLIER TO BUYER,
                      THROUGHOUT THE LIFECYCLE OF ASSET USE

         SAN DIEGO, JUNE 19, 2000 -- Peregrine Systems, Inc. (NASDAQ: PRGN), the leading provider of Infrastructure Management software and employee self service solutions, today announced the completion of its acquisition of Harbinger Corporation. The acquisition was completed June 16, 2000 following approval by shareholders of both companies. The technology and services of Harbinger will immediately become the core of Peregrine Systems new e-Business Connectivity Group.

         "Our end-to-end e-Business vision is gaining momentum not only with customers but also among major consulting and managed services organizations. Since the time of the initial announcement of this transaction through Friday's closing, we have spoken to hundreds of customers and alliance partners. The consensus is building that the integration of e-Business connectivity with e-Procurement and the entire asset lifecycle management process offers substantial value," said Steve Gardner, president and CEO of Peregrine Systems. "We are confident that this acquisition will provide shareholder value and customer opportunities that will be unique to this market space."

         The combined company capitalizes on the strengths of two companies with unmatched experience in delivering reliable, scalable solutions for e-Business. The new Peregrine solution set fully integrates processes for Infrastructure Management, employee self service solutions including e-Procurement, and the creation and management of B2B connections and exchanges. The combined offering enables businesses of all sizes to access multiple e-Marketplaces for requisitioning, acquiring, managing and disposing of critical assets, facilities and other operating resources. With more than 44,000 worldwide customers coupled with a global e-Commerce network already processing more than one million mission-critical transactions daily, the combined company will be one of the largest providers of end-to-end e-Business solutions.

         "Companies are finding the supplier enablement component of e-Procurement to be one of the biggest inhibitors to realizing the significant ROI associated with e-Procurement," said Heather Ashton, Director, Electronic Business Strategies, Hurwitz Group, Inc. "Solution providers who can be a one-stop resource for procurement, enablement and back-end management can be the key to a company's success in e-Business."

         A UNIQUE VALUE PROPOSITION

         The acquisition creates a company that for the first time delivers comprehensive capabilities to implement the complete lifecycle of e-Business along with unparalleled worldwide deployment services that help businesses rapidly deploy broad-based B2B initiatives. Integrated capabilities include:

     - e-Procurement

     - Marketplace Creation, Management, and Access


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     - Catalog Content Management

     - e-Business Community Integration

     - Infrastructure Management for traditional and e-Infrastructure

     - Employee Self Service - ASP delivery of e-Business solutions

         Customers can now use a full suite of electronic trading and procurement solutions from a single global provider, including integration to their asset management and other business systems. Peregrine solutions create the connection from supplier to market, from market to buyer, then connect to internal processes such as the buyer's customer supply chain, e-Procurement, and infrastructure management processes, and finally link the buyer back to the world of e-Business at the end of those processes. This end-to-end approach, starting from the suppliers outside the firewall, into a company, through the company, and back out again, delivering a complete e-Business solution at every step in the lifecycle, creates a unique value proposition for organizations, large and small.

         Operational integration of the new combined entity has started, with joint sales and marketing activities and consolidated research and development planning immediately underway. Initial product integration of the Peregrine Get.Resources! e-Procurement solution and the new e-Commerce network solution has already been completed and demonstrated to prospective customers.

         Peregrine Systems acquired all of the outstanding stock and stock options of Harbinger at an exchange ratio of 0.75 shares of Peregrine Systems common stock for each share of Harbinger common stock. Peregrine Systems issued approximately 36 million shares in exchange for all the outstanding equity securities of Harbinger. The transaction is being accounted for by the purchase method and treated as a tax-free reorganization.

         ABOUT PEREGRINE SYSTEMS

         Peregrine Systems is the leading provider of Employee Self Service, Infrastructure Management and e-Business connectivity solutions that help ensure the reliability, productivity and cost-effectiveness of organizational infrastructure. Peregrine Systems provides Infrastructure Management solutions to organizations that permit them to manage the availability and cost of their technology, facilities and transportation infrastructure. Peregrine Systems also provides Get.It!(TM) Employee Self Service Weblications(TM) to allow any employee in the organization to get what they need to get their job done. By integrating Employee Self Service Weblications, such as e-Procurement, with total lifecycle Infrastructure Management and e-Business transaction exchange, Peregrine Systems solutions empower organizations to make better and faster business decisions. In a world moving toward 24-hour global commerce, Infrastructure Management coupled with Employee Self Service and e-Business transaction exchange is a key to competitive success.

         Founded in 1981, Peregrine Systems is headquartered in San Diego, California with offices throughout the United States as well as in the United Kingdom, Belgium, Canada, France, Germany, Denmark, Italy, Japan, Netherlands, Sweden, Australia and Singapore.


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Peregrine Systems also has alliance partners and distributors located throughout these regions and in Latin America. More information on Peregrine Systems is available on the World Wide Web at http://www.peregrine.com.